Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15 Additional Sub-custodians:

Bank of Nova Scotia Trust Company (Cayman) Ltd.,
  Grand Cayman, Cayman Islands
Deutsche Bank AG, Frankfurt, Germany
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank N.A., San Juan, Puerto Rico
Nedcor Bank Limited, Braamfontein, South Africa
Barclays Bank of Uganda Limited, Kampala, Uganda

Type of Custody:  Foreign Custodian Rule 17f-5